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MidSouth Bancorp, Inc. reports quarterly dividends

LAFAYETTE, LA., February 28, 2019/BUSINESS WIRE/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE: MSL) announced a cash dividend was declared in the amount of one cent ($.01) per share to be paid on its common stock on April 1, 2019 to shareholders of record as of the close of business on March 15, 2019.

Additionally, the Board of Directors declared a quarterly cash dividend of 1.00% per preferred share on its 4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C. The dividend is payable on April 15, 2019, to shareholders of record as of the close of business on April 1, 2019.

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with total assets of $1.7 billion as of December 31, 2018. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 42 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.

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